Exhibit 10.1
BURNHAM HILL PARTNERS LLC

590 MADISON AVENUE NEW YORK, NEW YORK 10022	TEL 212-980-2200 FAX 212-980-9466
January 30, 2009
Dr. Patrick T. Mooney
Chairman and Chief Executive Officer
Echo Therapeutics, Inc.
10 Forge Parkway
Franklin, MA 02038
Dear Dr. Mooney:
This letter agreement (the “Agreement”), dated January 30, 2009, is made and entered into by and between Echo Therapeutics, Inc., a Delaware corporation, having a place of business at 10 Forge Parkway, Franklin, MA 02038 (the “Company”) and Burnham Hill Partners LLC, a registered broker dealer, having a place of business at 590 Madison Ave., 5th Floor, New York, NY 10022 (“BHP”).
The Company and BHP hereby agree to as follows:
1. Services.
Upon specific written request, BHP shall act as financial advisor to the Company, and shall perform or cause to be performed such services for the Company as mutually agreed by BHP and the Company, which may include, without limitation, the following:
(a)	general and capital markets advisory services;

(b)	business development functions including identifying one or more potential strategic transactions (a “Strategic Transaction”);

(c)	assist in the preparation, implementation, evaluation, structuring and negotiating of a Strategic Transaction; and

(d)	other services for the Company upon which the Company and BHP agree.
Both parties agree that there is no current active mandate under this Agreement. BHP shall begin performing all services under this agreement when specifically requested by the Company in writing. In the event the Company desires to move forward with a Strategic Transaction, the Company and BHP shall enter into a separate letter agreement.
2. Term.
This engagement shall have a term of six months (6) months (the “Term”), which may be extended upon mutual written agreement of the parties. Either party may, upon ten (10) days written notice to the other party, terminate this Agreement, provided however, that (i) upon termination, BHP will continue to be entitled to its full fees through the Term, and (ii) upon expiration BHP will continue to be entitled to its full fees provided for herein, in the event that at any time prior to the expiration of six (6) months after such expiration or termination (the “Tail Period”), the Company completes a Strategic Transaction.
3. Compensation and Payment.
In connection with BHP’s engagement hereunder, all warrants currently held by BHP and/or its registered employees shall be amended (the “Amended Warrants”) with a term of five (5) years from the date of this agreement, an exercise price equal to the lower of i) $0.55 or ii) the current exercise price of such warrants. Additionally, upon the Company providing BHP its first active mandate for services under this Agreement, BHP and/or its registered assignees or designees shall be issued 360,000 warrants in substantially the same form as the Amended Warrants and shall be exercisable pursuant to a cashless exercise provision, be non-redeemable, have standard weighted average anti-dilution protection.
4. Confidential Information.
In connection with this Agreement, the Company will furnish BHP with all information concerning the Company which BHP reasonably deems appropriate and will provide BHP with access to its officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”), it being understood that BHP will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for the independent investigation or verification thereof. All non-public information concerning the Company that is given to BHP will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law, BHP will not disclose any information to any third party without the consent of the Company.
No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, BHP may not be otherwise referred to without its prior written consent.
If we are requested to render an opinion from a financial point of view regarding any aspect of this Agreement, the nature, scope and fees associated with our analysis as well as the form and substance of our opinion shall be such as we deem appropriate and will be covered under a separate letter agreement.
5. Ongoing Rights and Additional Services.
At any time during either the term of this Agreement or the Tail Period, BHP, at the Company’s request, shall assist the Company in identifying and facilitating a larger bracket investment bank to pursue an underwritten public offering of the Company’s securities (an “Underwriting”); provided, however, that in the event the Company engages another investment banking firm for the purpose of an Underwriting, BHP shall maintain the right, but not the obligation, to participate in the Underwriting as a member of the syndicate and shall be entitled to receive compensation as negotiated with the lead underwriting firm.
6. Indemnity.
Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter agreement (the “Indemnification Agreement”), dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities.
7. Notices.
Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by overnight courier or personally delivered (a) if to the Company, to the Company’s Chief Executive Officer at the address first listed above; and (b) if to BHP, to its offices at 590 Madison Avenue, 5th floor, New York, NY 10022, Attention: Jason Adelman, Managing Director.
8. Entire Agreement; Modification; and Governing Law.
The letter agreement shall remain in full force and effect as to BHP and the Company. Our engagement is for the limited purposes set forth under this Agreement, and the rights and obligations of each of BHP and the Company are herein defined. In connection with this Agreement, BHP is acting as an independent contractor with duties owing solely to the Company. As such, each of BHP and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this Agreement. This Agreement may not be amended or modified except in writing signed by each of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof.

9. Severability.
The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the Indemnification Agreement, which shall remain in full force and effect.
10. Section Titles.
The section headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.
11. Expenses.
Each of the parties hereto agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder.
12. Counterparts.
This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours,

Burnham Hill Partners LLC

By:	/s/ Jason T. Adelman
Name:	Jason T. Adelman
Title:	Senior Managing Director
Accepted and agreed to as of the date first written above:
Echo Therapeutics, Inc.

By:	/s/ Patrick T. Mooney

Name:	Patrick T. Mooney
Title:	Chairman and Chief Executive Officer

TO:	Burnham Hill Partners LLC 590 Madison Avenue New York, NY 10022	Date: January 30, 2009
     In connection with your engagement pursuant to our letter agreement (the “Engagement Agreement”) of even date herewith (the “Engagement”), we agree to indemnify and hold harmless Burnham Hill Partners LLC (“BHP”), and its affiliates, the respective directors, officers, partners, agents and employees of BHP and its affiliates, and each other person, if any, controlling BHP or any of its affiliates or successor in interest (collectively, “Indemnified Persons”), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) in connection with the Engagement or (ii) actions or failures to act by an Indemnified Person in connection with the Engagement with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the Engagement Agreement. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the Engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Engagement.
     We will reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) referred to above (or enforcing this Agreement or the Engagement Agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom. In the event we enter into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of our assets, we shall promptly notify you in writing. If requested by BHP, we shall then establish alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to BHP.
     If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for. In the event that you are called or subpoenaed to give testimony in a court of law with respect to any Action, we agree to pay your expenses related thereto and for every day or part thereof that you are required to be there or in preparation thereof. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this Agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.
     The provisions of this Agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This Agreement and the Engagement Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof.

Very truly yours,

Accepted and Agreed:

Burnham Hill Partners LLC			Echo Therapeutics, Inc.

By:	/s/ Jason T. Adelman	By:	/s/ Patrick T. Mooney

	Name: Jason T. Adelman		Name: Patrick T. Mooney
	Title: Senior Managing Director		Title: Chairman and Chief Executive Officer